Exhibit 99
NEWS RELEASE
#32N - October 17, 2003                                   Contact:Allan V. Cecil
                                                                  Vice President

                                                                   +843-383-7524
                                                          allan.cecil@sonoco.com


              SONOCO REPORTS THIRD QUARTER AND NINE MONTHS RESULTS

Hartsville, S.C. - Sonoco (NYSE: SON), the global packaging company, today reported earnings per diluted share for the third quarter of 2003 of $.14, versus $.30 for the same period in 2002. Earnings for the third quarter of 2003 included restructuring charges of $.16 per share, compared with restructuring charges of $.04 per share in the third quarter of 2002, it was announced by Harris E. DeLoach, Jr., president and chief executive officer.

In September 2003, Sonoco announced that it has entered into a definitive agreement to sell its High Density Film business. Operating results of this business have been presented for all periods as "Income from discontinued operations (net of income taxes)" in the accompanying Condensed Consolidated Statements of Income. Assets and associated liabilities are shown as "Assets held for sale" and "Liabilities associated with assets held for sale," respectively, in the Condensed Consolidated Balance Sheets. The pending sale is expected to be completed in the fourth quarter of 2003.

Sales from continuing operations for the third quarter of 2003 were $688.1 million, versus $686.8 million for the same period in 2002. Net income from continuing operations for the third quarter of 2003 was $10.4 million, versus $27 million in the third quarter of 2002. Net income from continuing operations for the third quarter of 2003 included restructuring charges of approximately $24.2 million ($15.6 million after tax) in connection with the Company's previously announced restructuring actions, compared with restructuring charges of $6.3 million ($4 million after tax) during the same period in 2002.

"Earnings results for the third quarter were negatively impacted principally by restructuring charges. During the quarter, the Company announced the reduction of approximately 340 global salaried positions and the closure of five plants expected to result in annual savings of approximately $43 million (pretax). The Company recorded restructuring charges of approximately $24 million (pretax) during the quarter and expects to recognize an additional cost of approximately $17 million (pretax) in the future associated with these actions. This restructuring is part of the Company's previously announced plans to reduce its overall cost structure by an additional $60 million (pretax) per year which has now been modified to a target of $54 million (pretax) as a result of the expected disposition of the High Density Film business. The Company expects to announce in the fourth quarter and throughout 2004, the closing of an additional 10 to 15 plants targeted to achieve savings of approximately $11 million (pretax) in annualized fixed cost reductions. The costs associated with the future plant closings have not yet been determined.

                                     -more-

North Second Street
Hartsville, S.C. 29550 USA
843/383-7794
www.sonoco.com

Sonoco Reports 3rd Qtr and Nine Months Results - page 2

Also, as anticipated and previously disclosed, higher pension and postretirement costs negatively impacted the third quarter by approximately $.04 per share, compared with the same period in 2002.

"Sales for the third quarter were basically flat, compared with the same period last year, primarily reflecting lower volumes in most of the Company's businesses, offset partially by the favorable impact of foreign exchange rates," said DeLoach.

"Third quarter volumes were down company wide by approximately two percent, versus the same period last year. Volume declines in the Company's industrial segment resulted principally from decreased demand in Sonoco's cable and wire reels business, molded plastics operations and engineered carriers and paper operations. In the consumer segment, volumes declined in the rigid paper and plastic packaging, flexible packaging and packaging services businesses," stated DeLoach.

Cash generated from operations for the third quarter was $121.1 million, compared with $99 million for the same period in 2002. Third quarter 2003 cash generated from operations, which included the impact of funding benefit plans of $1.3 million, was used to reduce debt by approximately $59.9 million, to fund capital expenditures of $28.8 million and to pay dividends of $20.3 million.

As a part of the routine review for asset impairment, the Company has identified a possible impairment on approximately $20 million of operational assets in Asia and is in the process of performing an analysis to determine whether the assets are impaired and, if so, to what extent. If the Company concludes that assets are impaired, it will record an impairment provision for the excess of book value over estimated fair value of the assets. The provision, if any, would be recorded in the third quarter 2003, if known before the financial statements are filed with the SEC; otherwise, it would be recorded in the fourth quarter 2003. If fully impaired, the after-tax and after minority interest charge would be approximately $.08 per diluted share.

For the first nine months of 2003, sales from continuing operations were $2.03 billion, versus $2 billion in the same period last year. Net income from continuing operations for the first nine months of 2003 was $59.1 million, versus $95 million in the same period of last year. Net income from continuing operations for the first nine months of 2003 included charges related to restructuring actions of $33.1 million ($24.1 million after tax), compared with restructuring charges of $7.5 million ($4.7 million after tax) during the same period in 2002.

Also for the first nine months of 2003, cash generated from operations was $205.6 million, compared with $214.3 million for the same period in 2002. Cash generated from operations in the first nine months of 2003, which included the impact of funding benefit plans of $4.3 million, was used to reduce debt by approximately $71.6 million, to fund capital expenditures of $81.6 million and to pay dividends of $60.8 million.

DeLoach said that in the industrial segment, Sonoco does not yet see evidence of any significant change in demand for its engineered carriers and paper markets. He noted, however, that in Sonoco's consumer segment, the Company is increasing the number of new products in its pipeline to meet customer demand, including several expected to be introduced into the market prior to year end. For example, the Company anticipates introducing the first hermetic single-wrap composite package in North America in the snack food, powdered beverage and pet food markets. Sonoco also expects to introduce its new flexible retortable, standup pouch for pet food, and to expand the number of applications for its new multilayer, high-barrier and aseptic plastic bottle, which was recently introduced regionally with a soy-based nutraceutical drink.

                                     -more-

Sonoco Reports 3rd Qtr and Nine Months Results - page 3

"In addition to further reductions in our overall cost structure, continued productivity improvements and new product development, we have reached an agreement to sell our High Density Film business which we believe will reduce our exposure to the more cyclical high density resin markets and permit us to redeploy the value of those assets into our higher growth rate core businesses. Overall, we believe we have significantly improved our already strong position to benefit from any upturn in general economic conditions that impacts the markets we serve. Based on our expectation of completing the sale of the High Density Film business in the fourth quarter, we expect our fourth quarter earnings per diluted share to be in the range of $.80 to $.84, including an estimated gain on disposition of the High Density Film business of $.52 per diluted share, but not including the impact of future restructuring charges which cannot be estimated for the quarter at this time and the impact of asset impairment charges, if any, as previously discussed," DeLoach concluded.

                                 Segment Review
                               Consumer Packaging

The consumer packaging segment includes the following products and services: round and shaped rigid packaging, both composite and plastic; printed flexible packaging; metal and plastic ends and closures; specialty packaging; and packaging services.

Third quarter 2003 sales for the consumer segment were $308.6 million, versus $313.4 million in the same period for 2002. Operating profit for this segment was $19.8 million, versus $23.2 million in the third quarter of 2002.

Sales in the consumer segment were down year-over-year in the third quarter, primarily due to lower volumes in rigid paper and plastic packaging and flexible packaging, partially offset by higher average prices and favorable foreign exchange.

Volumes in the consumer sector were down approximately four percent, compared with last year's third quarter. Operating profit for the third quarter in the consumer segment declined from the same period last year primarily because of lower volume and increased materials costs and pension and postretirement expense, partially offset by higher average selling prices and lower costs resulting from productivity initiatives.

                              Industrial Packaging

The industrial packaging segment includes the following products and services: high-performance paper, plastic and composite engineered carriers; paperboard; wooden, metal and composite reels for wire and cable packaging; fiber-based construction tubes and forms; custom designed protective packaging; and supply chain management capabilities.

Third quarter 2003 sales for the industrial segment were $379.5 million, versus $373.4 million in the same period in 2002. Operating profit for the industrial segment for the third quarter 2003 was $29 million, versus $36.6 million in the third quarter of 2002.

"Third quarter sales in the industrial segment increased slightly, compared with the same period last year, as the favorable impact of foreign exchange more than offset the impact of lower volume in most of the businesses in the segment and the impact of lower selling prices in recovered paper operations, driven primarily by lower old corrugated containers prices.

"Volumes in the industrial segment were down approximately one percent over last year's third quarter. Operating profit for the segment declined, driven principally by decreased volume and higher energy and pension and postretirement costs," said DeLoach.

                                     -more-

Sonoco Reports 3rd Qtr and Nine Months Results - page 4

                                    Corporate

Depreciation and amortization expense for the third quarter of 2003 was $40.8 million, compared with $39.1 million in 2002. Net interest expense for the third quarter decreased $1.1 million, compared with the same period in 2002 primarily due to lower average debt levels and interest rates.

The effective tax rate for the nine months ending September 28, 2003, was 38.5 percent, compared with 36 percent for the same period last year. Excluding the impact of certain non-deductible foreign restructuring charges in 2003, the effective tax rate would have been 35.2 percent.

                                 Conference Call

Sonoco will host its regular quarterly conference call concerning current earnings results on Friday, October 17 at 10:00 a.m. EDT. Please note this is a change from our historical reporting date and teleconference time. The conference call can be accessed in a "listen only" mode via the Internet at www.firstcallevents.com/service/ajwz389264574gf12.html. A replay will be available through the Investor Information section of the Sonoco Web site at www.sonoco.com for six months after the conference.

Sonoco, founded in 1899, is a global manufacturer of industrial and consumer products and provider of packaging services, with more than 300 operations in 32 countries serving customers in some 85 nations. For more information on the Company, visit our Web site at www.sonoco.com.

                Forward-looking Statements and Other Information

Statements included herein that are not historical in nature are intended to be, and are hereby identified as, "forward-looking statements" for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended. The words "estimate," "project," "intend," "expect," "believe," "anticipate," "objective," "goal," and similar expressions identify forward-looking statements. Forward-looking statements include, but are not limited to, statements regarding offsetting high raw material costs, adequacy of income tax provisions, refinancing of debt, adequacy of cash flows, effects of acquisitions and dispositions, adequacy of provisions for environmental liabilities and financial strategies and the results expected from them, and producing improvements in earnings. Such forward-looking statements are based on current expectations, estimates and projections about our industry, management's beliefs and certain assumptions made by management. Such information includes, without limitation, discussions as to estimates, expectations, beliefs, plans, strategies and objectives concerning our future financial and operating performance. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual results may differ materially from those expressed or forecasted in such forward-looking statements. Such risks and uncertainties include, without limitation: availability and pricing of raw materials; success of new product development and introduction; ability to maintain or increase productivity levels; international, national and local economic and market conditions; fluctuations in obligations and earnings of pension and postretirement benefit plans; ability to maintain market share; pricing pressures and demand for products; continued strength of our paperboard-based engineered carrier and composite can operations; anticipated results of restructuring activities; resolution of income tax contingencies; ability to successfully integrate newly acquired businesses into the Company's operations; currency stability and the rate of growth in foreign markets; use of financial instruments to hedge foreign exchange, interest rate and commodity price risk; actions of government agencies; and loss of consumer confidence and economic disruptions resulting from terrorist activities.

                                     -more-

Sonoco Reports 3rd Qtr and Nine Months Results - page 5

Information about the Company's use of non-GAAP financial measures, why management believes presentation of non-GAAP financial measures provides useful information to investors about the Company's financial condition and results of operations, and the purposes for which management uses non-GAAP financial measures is included in the Company's 2002 Annual Report on Form 10-K filed with the Securities and Exchange Commission. Additional information concerning some of the factors that could cause materially different results is included in the Company's reports on forms 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission. Such reports are available from the Securities and Exchange Commission's public reference facilities and its Web site, the Company's investor relations department and the Company's Web site, www.sonoco.com.


                                     -more-

Sonoco Reports 3rd Qtr and Nine Months Results - page 6

             CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
               (Dollars and shares in thousands except per share)

                                                                            THREE MONTHS ENDED              NINE MONTHS ENDED
                                                                            ------------------              -----------------
                                                                      September 28,   September 29,   September 28,    September 29,
                                                                           2003           2002             2003             2002
                                                                           ----           ----             ----             ----
Sales ..........................................................     $   688,077      $   686,798      $ 2,028,121      $ 2,001,506
Cost of sales ..................................................         567,662          558,558        1,660,030        1,607,210
Selling, general and administrative expenses ...................          71,610           68,496          210,294          206,666
Restructuring ..................................................          24,171            6,327           33,136            7,465
                                                                     -----------      -----------      -----------      -----------
Income before interest and taxes ...............................          24,634           53,417          124,661          180,165
Interest expense ...............................................         (13,141)         (14,106)         (39,850)         (40,767)
Interest income ................................................             630              453            1,586            1,138
                                                                     -----------      -----------      -----------      -----------
Income before income taxes .....................................          12,123           39,764           86,397          140,536
Provision for income taxes .....................................           4,267           14,315           33,223           50,561
                                                                     -----------      -----------      -----------      -----------
Income before equity in earnings of affiliates/
     Minority interest in subsidiaries .........................           7,856           25,449           53,174           89,975
Equity in earnings of affiliates/Minority
        interest in subsidiaries ...............................           2,487            1,521            5,811            4,913
Affiliate/Minority interest restructuring ......................              72                -               72               65
                                                                     -----------      -----------      -----------      -----------
Net income from continuing operations ..........................          10,415           26,970           59,057           94,953
Income from discontinued operations (net of income taxes) ......           3,285            2,234            6,472            5,525
                                                                     -----------      -----------      -----------      -----------

Net Income .....................................................     $    13,700      $    29,204      $    65,529      $   100,478
                                                                     ===========      ===========      ===========      ===========

Average shares outstanding - diluted ...........................          97,226           97,205           97,047           97,267

Diluted earnings per share .....................................     $       .14      $       .30      $       .68      $      1.03
                                                                     ===========      ===========      ===========      ===========
Dividends per common share .....................................     $       .21      $       .21      $       .63      $       .62
                                                                     ===========      ===========      ===========      ===========

                CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
                             (Dollars in thousands)

                                                                                                       September 28,    December 31,
                                                                                                            2003             2002
                                                                                                            ----             ----
Assets
Current Assets:
   Cash and cash equivalents ...................................................................        $   37,629        $   31,405
   Trade accounts receivables ..................................................................           338,148           314,429
   Other receivables ...........................................................................            40,103            32,724
   Inventories .................................................................................           246,988           244,554
   Assets held for sale ........................................................................            75,630                 -
   Prepaid expenses and deferred taxes .........................................................            56,962            40,155
                                                                                                        ----------        ----------
                                                                                                           795,460           663,267
Property, plant and equipment, net .............................................................           905,754           975,368
Goodwill .......................................................................................           373,515           359,418
Other assets ...................................................................................           418,572           438,386
                                                                                                        ----------        ----------
                                                                                                        $2,493,301        $2,436,439
                                                                                                        ==========        ==========
Liabilities and Shareholders' Equity
Current Liabilities:
   Payable to suppliers and others .............................................................        $  422,665        $  418,457
   Notes payable and current portion of long-term debt .........................................           136,433           134,500
   Liabilities associated with assets held for sale ............................................            20,176                 -
   Taxes on income .............................................................................            25,061             5,639
                                                                                                        ----------        ----------
                                                                                                           604,335           558,596
Long-term debt .................................................................................           639,496           699,346
Pension and other postretirement benefits ......................................................           136,943           121,176
Deferred income taxes and other ................................................................           199,371           189,896
Shareholders' equity ...........................................................................           913,156           867,425
                                                                                                        ----------        ----------
                                                                                                        $2,493,301        $2,436,439
                                                                                                        ==========        ==========

Prior years' data has been reclassified to conform to the current year presentation.

                                     -more-

Sonoco Reports 3rd Qtr and Nine Months Results - page 7

                    FINANCIAL SEGMENT INFORMATION (Unaudited)
                             (Dollars in thousands)

                                                                     THREE MONTHS ENDED                     NINE MONTHS ENDED
                                                                     ------------------                     -----------------
                                                                September 28,     September 29,     September 28,      September 29,
                                                                    2003              2002              2003                2002
                                                                    ----              ----              ----                ----
Net Sales
   Industrial Packaging ................................       $   379,482        $   373,439        $ 1,118,051        $ 1,090,049
   Consumer Packaging ..................................           308,595            313,359            910,070            911,457
                                                               -----------        -----------        -----------        -----------

   Net Sales ...........................................       $   688,077        $   686,798        $ 2,028,121        $ 2,001,506
                                                               ===========        ===========        ===========        ===========


Income before Income Taxes
   Operating Profit - Industrial Packaging .............       $    28,972        $    36,563        $    92,350        $   115,344
   Operating Profit - Consumer Packaging ...............            19,833             23,181             65,447             72,286
   Restructuring .......................................           (24,171)            (6,327)           (33,136)            (7,465)
   Interest, net .......................................           (12,511)           (13,653)           (38,264)           (39,629)
                                                               -----------        -----------        -----------        -----------

   Income before Income Taxes ..........................       $    12,123        $    39,764        $    86,397        $   140,536
                                                               ===========        ===========        ===========        ===========



Prior years' net sales data has been reclassified to conform to the current year presentation.

Does not include the operating results of the High Density Film business, which are shown on the Condensed Consolidated Statements of Income as "Income from discontinued operations (net of income taxes)."

                                      -30-